EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WHITTMAN-HART, INC.



WHITTMAN-HART, INC. (the "Corporation") was originally incorporated in the State of Delaware on December 19, 1991 under the name "Whittman-Hart Corporation II". The Corporation does hereby certify as follows:

FIRST:    The name of the Corporation is WHITTMAN-HART, INC.

SECOND:   The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent shall be The Corporation Trust Company.

THIRD:    The Corporation shall engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:   A.   Authorized Shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighteen million two hundred thirty-nine thousand and nineteen (18,239,019), consisting of fifteen million (15,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), three million (3,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock"), and two hundred thirty-nine thousand and nineteen (239,019) shares of 10% Cumulative Convertible Preferred Stock, $.001 par value per share (the "Redeemable Preferred Stock").

          B. Redeemable Preferred Stock. The powers, preferences and rights and the qualifications, limitations and restrictions relating to the Redeemable Preferred Stock are as follows:

               1.   Dividends and Distributions.

                    (a) Each holder of record of Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at the rate of 10% per annum from August 29, 1995 on the Stated Value (as hereinafter defined), and no more ("Redeemable Preferred Dividends"). The "Stated Value" means $23.01 per share. Redeemable Preferred Dividends shall accrue on a daily basis, whether or not the Corporation shall have earnings or surplus at the time, and shall cumulate whether or not declared, until declared and paid, which declaration and payment may be for all or part of the then accumulated Redeemable Preferred Dividends; provided, however, that upon the conversion of any shares of Redeemable Preferred Stock into shares of Common Stock under Section 4 hereof, all Redeemable Preferred Dividends shall cease to accrue on such shares of Redeemable Preferred Stock and any accumulated and unpaid Redeemable Preferred Dividends on such shares of Redeemable Preferred Stock converted shall cease to be accrued, shall not be paid and shall be canceled.

                    (b) In the event that all accumulated Redeemable Preferred Dividends on the Redeemable Preferred Stock have not been declared and paid or set apart for payment, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock until all such accumulated Redeemable Preferred Dividends on the Redeemable Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock; (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock either (A) pursuant to any employee incentive or benefit plan or arrangement (including any employment agreement or stock transfer restriction agreement with employees) of the Corporation or of any subsidiary of the Corporation heretofore or hereafter adopted; or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock.

               2. Voting Rights. In addition to the vote required by law, each holder of record of Redeemable Preferred Stock shall be entitled to the following voting rights:

                    (a) Each holder of record of Redeemable Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as a single class. Each holder of record of each share of Redeemable Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock into which such share of Redeemable Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, or if no record date is established, as of the date such vote or any written consent is solicited or executed.

                    (b) Without the approval of holders of at least a majority of the shares of the Redeemable Preferred Stock then outstanding, voting together as a class, the Corporation will not (A) issue any securities which will, with respect to dividend rights or rights on liquidation, winding up and dissolution, rank senior to, or on a parity with, the Redeemable Preferred Stock, or any obligation or security convertible into or evidencing the right to purchase any securities senior to, or on a parity with, the Redeemable Preferred Stock or which will provide for mandatory redemption prior to the redemption of the Redeemable Preferred Stock; or (B) alter, amend or repeal any provision of this Amended and Restated Certificate of Incorporation (including any such alteration, amendment or repeal effected by any merger or consolidation), if such amendment, alteration or repeal would alter or change the powers, preferences or special rights with respect to the shares of Redeemable Preferred Stock in a manner adverse to the holders thereof; or (C) alter, amend or modify this section 2(b).

               3.   Liquidation Rights.

                    (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Preferred Stock or Common Stock, the holders of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Redeemable Preferred Stock equal to the sum of the Stated Value plus all accrued but unpaid Redeemable Preferred Dividends thereon (the "Liquidation Preference") and no more.

                    (b) A merger or consolidation of the Corporation with or into any other corporation, a merger or consolidation of any other corporation with or into the Corporation or a sale, lease, exchange or other transfer of all of or any portion of the assets of the Corporation, shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 3, but the holders of Redeemable Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 4(f).

               4. Conversion. The holders of the Redeemable Preferred Stock shall have the following rights and obligations with respect to the conversion of the Redeemable Preferred Stock into shares of Common Stock:

                    (a) Automatic Conversion into Common Stock. All Redeemable Preferred Stock shall automatically convert into Common Stock at the then applicable Conversion Price immediately prior to the closing of a sale of Common Stock pursuant to a registration statement declared effective by the Securities and Exchange Commission (the "Conversion Date"), if (i) the aggregate sale proceeds from such sale of Common Stock exceeds $20 million and (ii) the price per share of Common Stock is (A) if such offering is consummated on or prior to December 31, 1996, at least $8.75 (as appropriately adjusted for splits and combinations of Common Stock) or (B) if such offering is consummated after December 31, 1996, at least $11.505 per share of Common Stock (as appropriately adjusted for splits and combinations of Common Stock).

                    (b) Optional Conversion into Common Stock. A holder of shares of Redeemable Preferred Stock shall be entitled, at any time (including at any time after a date scheduled for the redemption of such Redeemable Preferred Stock but before payment of the redemption price therefor), to convert any share or shares of Redeemable Preferred Stock into shares of Common Stock, computed by multiplying the number of such Redeemable Preferred Stock to be converted by $5.7525 and dividing the result by the Conversion Price then in effect. Each conversion of Redeemable Preferred Stock will be deemed to have been effected as of the close of business on the date on which the holder of Redeemable Preferred Stock has delivered a written notice requesting their conversion at the principal Office of the Corporation, such delivery to be effective upon receipt (the "Optional Conversion Date"). On and after the Optional Conversion Date, the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock into which such shares of Redeemable Preferred Stock have been converted. As soon as possible after the Optional Conversion Date (but in any event within five business days), the Corporation will deliver to the converting holder a notice confirming such conversion and a duly executed certificate evidencing the Common Stock into which the Redeemable Preferred Stock has been converted. The conversion of Redeemable Preferred Stock into Common Stock will be made without charge to the converting holder.

                    (c) Conversion Price. The initial Conversion Price shall be $5.7525. In order to prevent dilution of the conversion rights granted, the Conversion Price shall be subject to adjustment from time to time. If at any time the Corporation issues or sells, or is deemed to have issued or sold, any Common Stock (other than Excluded Securities (as hereinafter defined)) ("Additional Stock") for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price shall be reduced, in order to increase the shares of Common Stock into which the Redeemable Preferred Stock is convertible, to that amount determined by multiplying such Conversion Price in effect immediately prior to such sale or issuance of Additional Stock by a fraction (i) the numerator of which shall be the shares of Common Stock outstanding immediately prior to such sale or issuance, plus the shares of Common Stock which the aggregate purchase price for such Additional Stock so sold or issued would purchase at the Conversion Price in effect immediately prior to such issuance and (H) the denominator of which shall be the shares of Common Stock outstanding immediately prior to such sale or issuance plus the shares of Additional Stock so sold or issued.

                    (d)  Anti-Dilution-Adjustments.

                         (i)  Issuance of Rights or Options.  If the Corporation
in any manner grants any rights or options to subscribe for or to purchase Common Stock or any other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this paragraph, the "price per share for which shares are issuable" shall be determined by dividing
(A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when shares are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                         (ii) Issuance of Convertible Securities.  If the
Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum.aggregate amount of additional consideration if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                         (iii)     Change in Option Price or Conversion Price.
If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, and such change is not due solely to the operation of anti-dilution provisions similar in nature to those set forth in this Section 4(d), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                         (iv) Treatment of Expired Options and Unexercised
Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                         (v)  Calculation of Consideration Received.  If any
Additional Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor. In case any Additional Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of consideration other than cash received by the Corporation shall be the fair value of such consideration as determined by the unanimous decision of the Board of Directors. If any Additional Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Additional Stock, Options or Convertible Securities, as the case may be, as reasonably determined by the Board of Directors.

                         (vi) Integrated Transactions.  In case any Option is
issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for the consideration determined by the unanimous decision of the Board of Directors.

                         (vii)     Certain Exceptions.  Anything herein to the
contrary notwithstanding, no adjustment may be made to the Conversion Price by reason of (A) the issuance of Common Stock upon conversion of Redeemable Preferred Stock, (B) the issuance of Common Stock pursuant to the options and awards described in Section 5.5(a) (vii) of the Unit Contribution Agreement among the Corporation, Whittman-Hart, Ltd., Robert Bernard, F-WH Corporation and PVP-WH Corporation dated as of December 28, 1995, a copy of which will be provided to any stockholder who so requests, (C) the issuance of Employee Warrants, (D) the issuance of Common Stock upon exercise of Employee Warrants and (E) the issuance of Common Stock for which adjustments have been made in accordance with subparagraph (i) or (ii) of this Section 4(d) (the securities referred to in this subparagraph (vii) are herein referred to as the "Excluded Securities").

                    (e) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides its outstanding Common Stock into a greater number or combines its outstanding Redeemable Preferred Stock into a lesser number, the Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately reduced, and if the Corporation at any time combines its outstanding Common Stock into a lesser number or subdivides its outstanding Redeemable Preferred Stock into a larger number, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                    (f) Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Redeemable Preferred Stock) to insure that each of the holders of Redeemable Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Redeemable Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Redeemable Preferred Stock immediately prior to such Organic Change. In any such case, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Redeemable Preferred Stock then outstanding) to insure that the provisions of this Section shall thereafter be applicable to the Redeemable Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price in accordance with Section 4(c) based upon the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Redeemable Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Redeemable Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                    (g) Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Redeemable Preferred Stock. The Corporation shall give written notice to all holders of Redeemable Preferred Stock as soon as possible but in any event at least 10 days prior to the date on which the Corporation (i) makes any distribution solely upon Common Stock, or (ii) makes any pro rata subscription offer solely to holders of Common Stock. The Corporation shall also give written notice to the holders of Redeemable Preferred Stock as soon as possible but in any event at least 10 days prior to the date on which any Organic Change is intended to take place.

               5.   Redemption.

                    (a) A holder of Redeemable Preferred Stock may elect, by written notice delivered to the Corporation, to require the Corporation to redeem all (but not less than all) of the Redeemable Preferred Stock then held by such holder. Such election may be made at any time after the earlier of (i) the date on which a Change in Control (as hereinafter defined) occurs, (ii) the occurrence of an Event of Noncompliance as defined in the Unit Contribution Agreement among the Corporation, Whittman-Hart, Ltd., Robert Bernard, F-WRH Corporation and PVP-WH Corporation dated as of December 28, 1995, a copy of which will be provided to any stockholder who so requests, or (iii) July 31, 2000. In the event that the holder of Redeemable Preferred Stock makes an election under this subsection, the Corporation shall redeem the Redeemable Preferred Stock held by such holder on a date mutually agreed to by the Board of Directors and the holder of the Redeemable Preferred Stock, but in any event not later than sixty days after the delivery of the aforesaid notice. The redemption price for each share of Redeemable Preferred Stock redeemed shall be an amount equal to the Liquidation Preference with respect to such Redeemable Preferred Stock. "Change in Control" means (i) the acquisition by any Person(s) (as hereinafter defined), other than Robert Bernard, of the right, by virtue of ownership of voting securities of the Corporation or otherwise, to elect or designate a majority of the members of the Board of Directors, (ii) the approval by stockholders of the Corporation of an agreement to merge or consolidate with another corporation, unless following the consummation of such merger or consolidation Robert Bernard continues to have the right, by virtue of his ownership of voting securities or otherwise, to elect or designate a majority of the members of the Board of Directors of the surviving corporation, or (c) the sale, in one or more transactions, of an aggregate of 400,000 or more shares of Common Stock. "Person" means any natural person, corporation, firm, joint venture, limited liability company, partnership, trust, unincorporated association, government or any department or agency of government.

                    (b) At any time after July 31, 2002, the Board of Directors may elect, by written notice delivered to any holder of Redeemable Preferred Stock then outstanding, to cause the Corporation to redeem all (but not less than all) the Redeemable Preferred Stock then held by such holder. In the event that the Board of Directors causes the Corporation to make an election under this subsection, the Corporation shall redeem the Redeemable Preferred Stock held by such holder on a date mutually agreed to by the Board of Directors and the holder of the Redeemable Preferred Stock, but in any event not later than five business days after the delivery of the aforesaid notice. The redemption price for each share of Redeemable Preferred Stock redeemed shall be the Stated Value.

                    (c) In the event that the Redeemable Preferred Stock of any holder is required to be redeemed as a result of an election under subsection
(a) or subsection (b), the Board of Directors shall cause a notice to be delivered to all the stockholders, which notice shall disclose the required redemption and the date on which the redemption is required to be effected (the "Redemption Date"). Such notice shall be given not later than 20 days prior to the Redemption Date. On the redemption date, the Corporation shall pay to each stockholder whose Redeemable Preferred Stock is required to be redeemed on such date, by wire transfer of immediately available funds, an amount equal to one-third of the aggregate redemption price owing to such holder on such date (determined in accordance with subsection (a) or subsection (b), whichever applies). The remainder of the redemption price shall be payable by the Corporation in two equal installments on the first and second anniversaries of the Redemption Date, together with interest at the rate of 10% per annum. The Corporation may, at its option, prepay, in whole or in part, the redemption price at any time after the Redemption Date. Prepayments shall be applied first to accrued interest on that portion of the redemption price being prepaid and the remainder to the prepayment of the redemption price.

               6. Reissuance Following Conversion Prohibited. The reissuance of shares of Redeemable Preferred Stock following their conversion into Common Stock is prohibited, and upon the filing of a certificate stating that such reissuance is prohibited and reciting the retirement of such shares, all reference to such shares in this Amended and Restated Certificate of Incorporation shall be eliminated.

          C. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

          D. Common Stock. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this Amended and Restated Certificate of Incorporation or any amendments thereto or by a Preferred Stock Designation, all of the voting power of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.

FIFTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, in the manner provided in the By-Laws of the Corporation, to make, alter, amend and repeal the By-Laws of the Corporation in any respect not inconsistent with the laws of the State of Delaware or with this Amended and Restated Certificate of Incorporation.

     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts as may be done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation.

SIXTH:    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them, and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manners as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

SEVENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. Meetings of stockholders may be held within or outside of the State of Delaware, as the By-Laws of the Corporation may provide.

EIGHTH:   A director of the Corporation shall not be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or emissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

     Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:    A.   Subject to the rights of the holders of any series of Preferred
Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes, with the term of office of the first class to expire at the Corporation's 1997 annual meeting of stockholders, the term of office of the second class to expire at the Corporation's 1998 annual meeting of stockholders and the term of office of the third class to expire at the Corporation's 1999 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

          B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be fined only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

          C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

          D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

TENTH:    Indemnification of Directors and Officers.

          A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this ARTICLE TENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereto was authorized by the Board of Directors of the Corporation.

          B. Right to Advancement of Expenses. The right to indemnification conferred in Section A of this ARTICLE TENTH shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this ARTICLE TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. Right of Indemnitee to Bring Suit. If a claim under Section A or B of this ARTICLE TENTH is not paid in full by the corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.
If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a full adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

          D. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Corporation's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

          E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such.expense, liability or loss under the Delaware General Corporation Law.

          F. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH: No amendment or repeal of Article EIGHTH or TENTH of this Amended and Restated Certificate of Incorporation shall apply to or have any effect on the right of any individual referred to in Article EIGHTH or TENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

TWELFTH:       The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware, provided that this Article TWELFTH shall not apply to any business combination (as defined in said Section
203) between the Corporation and any person who became an interested stockholder (as defined in said Section 203) of the Corporation on or prior to April 3, 1996.

THIRTEENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTEENTH:    This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, WHITTMAN-HART, INC. has caused this certificate to be executed by its Vice President this ___ day of April, 1996.

                                   WHITTMAN-HART, INC.



                                   By:
                                        Edward V. Szofer, Vice President

                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                               WHITTMAN-HART, INC.
                         ..............................


     WHITTMAN-HART, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

     1. In accordance with the provisions of Section 242 of the Act, an amendment to the Amended and Restated Certificate of Incorporation of this Corporation his been duly adopted by the Board of Directors of this Corporation and by the stockholders of this Corporation at a Special Meeting of Stockholders.

     2. Said amendment amends subparagraph A of Article 4 of the Amended and Restated Certificate of incorporation so that, as amended, subparagraph A of Article 4 shall read in its entirety as follows:

          "AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty Million (40,000,000) shares, consisting of thirty-seven million (37,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), and three million (3,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock")."

     3. Said amendment further amends Article 4 of the Amended and Restated Certificate of Incorporation by deleting subparagraph B therefrom in its entirety.

     IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this 25th day of November, 1996.


                              By:  /s/ Robert F. Bernard

                                   Robert F. Bernard, Chairman of the Board,
                                   President and Chief Executive Officer


                            CERTIFICATE OF AMENDMENT
                                       OF

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WHITTMAN-HART, INC.



          WHITTMAN-HART, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

          FIRST: The Board of Directors of the corporation approved and adopted the following resolution for amending its Amended and Restated Certificate of Incorporation declaring it advisable and recommended that the amendment be submitted to the stockholders for their consideration:

               RESOLVED, that subparagraph A of Article Four of the Amended and Restated Certificate of Incorporation of the corporation be amended in its entirety to read as follows:

               "Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy five million (78,000,000) shares, consisting of seventy two million (75,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), and three million (3,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock")."

          SECOND: The amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware, by the stockholders of this Corporation at a meeting of the stockholders of the Corporation.

          IN WITNESS WHEREOF, WHITTMAN-HART, INC. has caused this certificate to be duly executed this 21st day of May, 1998.

                              WHITTMAN-HART, INC.




                              By:  Robert F. Bernard
                              Its: Chairman of the Board and
                                   Chief Executive Officer